Exhibit 4.1

"THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAWS COVERING SUCH SECURITIES, OR (B) THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY FURTHER QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE LAW."

Date: November 19, 2009

WARRANT TO PURCHASE COMMON STOCK

OF

PATIENT SAFETY TECHNOLOGIES, INC.

This certifies that, for value received, CARDINAL HEALTH, INC. (“Holder”) is entitled, subject to the terms and conditions set forth below, to purchase from PATIENT SAFETY TECHNOLOGIES, INC., a Delaware corporation (the “Company”), up to 1,250,000 shares of the Company’s Common Stock (the “Warrant Shares”) at an exercise price of $2.00 per share (the “Exercise Price”).  The number, character and Exercise Price of the Warrant Shares are subject to adjustment as provided below and all references to “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. This Warrant is issued pursuant to Section 1(a) of that certain Warrant Purchase Agreement between the Company and the original Holder hereof dated as of November 19, 2009 (the “Purchase Agreement”). The holder of this Common Stock Warrant is subject to certain restrictions, and entitled to certain rights, as set forth in the Registration Rights Agreement, dated on even date herewith (the “Registration Rights Agreement”).  The term “Common Stock Warrant” as used herein shall mean this Common Stock Warrant and any Common Stock Warrants delivered in substitution or exchange therefor as provided herein.

This Common Stock Warrant is subject to the following terms and conditions:

1.           Term of Common Stock Warrant. Subject to the terms and conditions set forth herein, this Common Stock Warrant shall be exercisable, in whole or in part (but in no event for less than the lesser of (i) 25,000 Warrant Shares and (ii) the remaining Warrant Shares exercisable hereunder), on any business day during the period (the “Exercise Period”) commencing on the Closing Date (as defined in the Purchase Agreement) and ending on the earlier to occur of (x) the fifth anniversary date of the Closing Date, (y) a merger or consolidation of the Company with or into any other person or entity, or tender offer, or the sale of all or substantially all of the Company’s assets and properties to any other person or entity (collectively, each a “Reorganization), whereby in each instance the stockholders of the Company receive for each share of the Company’s Common Stock held by them cash and/or securities with a fair market value as determined in such transaction in excess of 110% of the Exercise Price, and (z) the conditions set forth in Section 11 below.

2.           Exercise of Common Stock Warrant.

(a)           Cash Exercise.  This Common Stock Warrant may be exercised by the Holder during the Exercise Period by (i) the surrender of this Common Stock Warrant to the Company, with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) and (ii) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier’s check, in an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Common Stock Warrant is being exercised as specified in the Notice of Exercise, such payment to be made in lawful money of the United States of America.  The Company agrees that such Warrant Shares shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Common Stock Warrant shall have been exercised and surrendered and payment made for the Warrant Shares as aforesaid.  A stock certificate or certificates for the Warrant Shares specified in the Notice of Exercise shall be delivered to the Holder as promptly as practicable, and in any event within five (5) business days, thereafter.  If this Common Stock Warrant shall have been exercised only in part and has not otherwise expired, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Holder a new Common Stock Warrant evidencing the right to purchase the remaining Warrant Shares, which new Common Stock Warrant shall in all other respects be identical with this Common Stock Warrant.  No adjustments shall be made on Warrant Shares issuable on the exercise of this Common Stock Warrant for any cash dividends or distributions paid or payable to holders of record of any capital stock of the Company (except for Common Stock dividends as provided in Section 10(c) below) prior to the date as of which the Holder shall be deemed to be the record holder of such Warrant Shares.

(b)           Net Issue Exercise.  In lieu of exercising this Common Stock Warrant pursuant to Section 2(a) above, during the Exercise Period, the Holder may elect to convert this Common Stock Warrant or any portion hereof into Warrant Shares, the aggregate value of which shares shall be equal to the value of this Common Stock Warrant or portion thereof being so converted.  The conversion right may be exercised by the Holder by surrender of this Common Stock Warrant to the Company, with a duly executed Notice of Exercise marked to reflect the Holder’s intention to exercise the conversion right hereunder, in which event the Company shall issue to the Holder a number of shares computed using the following formula:

X = Y (A-B)
A

Where	X =	the number of shares to be issued to Holder under this Section 2(b) upon exercise of the conversion rights under this Section 2(b);

Y =
the number of Warrant Shares otherwise purchasable under this Common Stock Warrant or, if only a portion of the Common Stock Warrant is exercised, the number of Warrant Shares with respect to which the Common Stock Warrant is being exercised (as adjusted to the date of such calculation);

A =	the Fair Market Value (determined in the manner provided below) of one share of the Warrant Shares subject to this Common Stock Warrant as of the date of exercise of this Common Stock Warrant;

B =	the Exercise Price (as adjusted to the date of such calculation).

(c)           Fair Market Value.  For purposes of the above calculation, “Fair Market Value” of one share of Warrant Shares shall be the sum of (i) the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal (or such other reference reasonably relied upon by the Company if not so published), for the  twenty (20) trading days prior to the date as of which the fair market value is being determined plus (ii) the fair market value of (A) any securities (other than Common Stock) receivable upon exercise of this Common Stock Warrant as a result of an adjustment pursuant to Section 11 and (B) any other property receivable upon exercise of this Common Stock Warrant as a result of an adjustment pursuant to Section 11(d) (the “Adjustment Consideration”); provided, however, that if no Common Stock is then quoted or listed or the fair market value of the Adjustment Consideration cannot be determined by applying the procedures set forth in clause (i), the fair market value of one share of Warrant Shares shall be determined by the Board of Directors of the Company in good faith within ten (10) days of the date of the Company’s receipt of Notice of Exercise based upon an arm’s length transaction between a willing buyer and a willing seller and determined without reference to any discount for minority interest, restrictions on transfer, disparate voting rights among classes of capital stock or lack of marketability with respect to capital stock and such determination (including the basis therefor) shall be promptly provided to the Holder.  Such determination by the Board of Directors shall be binding on the Holder unless the Holder objects thereto in writing within ten (10) business days of receipt.  In the event the Company and the Holder cannot agree on the Fair Market Value within ten (10) business days of the date of the Holder’s objection, the Fair Market Value shall be determined by a disinterested appraiser (which shall be a national or regional investment bank or national accounting firm) mutually selected by the Company and the Holder, the fees and expenses of which shall be paid by the Company unless such determination results in a Fair Market Value no more than  ten percent (10%) in excess of the Fair Market Value initially determined by the Board of Directors of the Company, in which case such fees and expenses shall be borne by the Holder.  Any selection of a disinterested appraiser shall be made in good faith within seven (7) business days after the end of the last ten (10) business day period referred to above and any determination of Fair Market Value by a disinterested appraiser shall be made within thirty (30) days of the date of selection.

(d)           Delivery of Common Stock.  This Common Stock Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date.  As promptly as practicable on or after such date and in any event within five (5) business days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise.  In the event that this Common Stock Warrant is exercised in part, the Company at its expense will execute and deliver with such certificate or certificates a new Common Stock Warrant of like tenor exercisable for the number of shares for which this Common Stock Warrant may then be exercised.   Holder’s sole recourse for the Company’s failure to deliver such certificate(s) hereunder shall be governed by Section 4 under the Purchase Agreement; provided, however, that any penalties established under such Section 4 shall be suspended for any period of time during which Holder is disputing the “Fair Market Value” under Section 2(c) above such that the number of shares issuable has not yet been determined.

3.           No Fractional Shares or Scrip/Minimum Exercise.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Common Stock Warrant.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the difference between the Fair Market Value of one share of Warrant Shares and the Exercise Price multiplied by such fraction (after aggregating all shares issuable upon exercise thereof).

4.           Replacement of Common Stock Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Common Stock Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement and security reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Common Stock Warrant, the Company at its expense shall execute and deliver, in lieu of this Common Stock Warrant, a new Common Stock Warrant of like tenor and amount.

5.           Rights of a Stockholder.  Subject to Section 10 of this Common Stock Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Warrant Shares for any purpose, and nothing contained herein shall be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Common Stock Warrant shall have been exercised as provided herein and then only as to the shares for which this Common Stock Warrant has been so exercised.

6.           Transfer of Common Stock Warrant.

(a)           Common Stock Warrant Register.  The Company will maintain a register (the “Common Stock Warrant Register”) containing the names and addresses of the Holder or Holders.  Any Holder of this Common Stock Warrant or any portion thereof may change such Holder’s address as shown on the Common Stock Warrant Register by written notice to the Company requesting such change.  Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Common Stock Warrant Register and at the address shown on the Common Stock Warrant Register.  Until this Common Stock Warrant is transferred on the Common Stock Warrant Register of the Company, the Company may treat the Holder as shown on the Common Stock Warrant Register as the absolute owner of this Common Stock Warrant for all purposes, notwithstanding any notice to the contrary.

(b)           Common Stock Warrant Agent.  The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Common Stock Warrant Register referred to in Section 6(a) above, issuing the Common Stock Warrant Shares or other securities then issuable upon the exercise of this Common Stock Warrant, exchanging this Common Stock Warrant, replacing this Common Stock Warrant or any or all of the foregoing; provided that such appointment shall not relieve the Company of its obligations hereunder.  Thereafter, any such registration, issuance, exchange or replacement, as the case may be, shall be made at the office of such agent.

(c)           Transferability and Nonnegotiability of Common Stock Warrant.  This Common Stock Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee and compliance with the requirements set forth in Section 6(d) and 6(e) below. Subject to the provisions of this Common Stock Warrant, title to this Common Stock Warrant may be transferred by endorsement (by the Holder executing the Assignment Form annexed hereto) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

(d)           Exchange of Common Stock Warrant Upon a Transfer.  On surrender of this Common Stock Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Common Stock Warrant with respect to compliance with the Act and applicable state securities laws and with the other limitations on assignments and transfers contained in this Section 6, the Company at its expense shall issue to or on the order of the Holder a new Common Stock Warrant or Common Stock Warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof at the time of such surrender.

(e)           Compliance with Securities Laws.

(i)           The Holder of this Common Stock Warrant, by acceptance hereof, acknowledges that this Common Stock Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Common Stock Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act or any applicable state securities laws.  Holder hereby represents and warrants that such Holder is and any transferee hereunder shall be an “accredited investor” as such term is defined under Regulation D promulgated by the Securities and Exchange Commission. Any transferee of this Common Stock Warrant shall represent in writing that it is an “accredited investor” as a condition to such transfer.

(ii)           Subject to the terms of the Purchase Agreement, this Common Stock Warrant and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

  "THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAWS COVERING SUCH SECURITIES, OR (B) THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY FURTHER QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE LAW.”

7.           Reservation of Stock.  The Company covenants that during the Exercise Period, the Company will reserve from its authorized and unissued shares a sufficient number of shares to provide for the issuance of Warrant Shares upon the exercise of this Common Stock Warrant.  The Company further covenants that all shares issued upon the exercise of rights represented by this Common Stock Warrant and payment of the Exercise Price, in the amount and otherwise all as set forth herein, shall be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer by Holder occurring contemporaneously).  The Company further covenants that its issuance of this Common Stock Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Common Stock Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed.

8.           Notices.  All notices required or permitted hereunder to be given shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger or overnight courier,

If to the Company:	Patient Safety Technologies, Inc.
43460 Ridge Park Drive, Suite 140
Temecula, CA 92951
Attention: Steven H. Kane, President and Chief Executive Officer
Facsimile: 951.587.6237

With a copy to:	Reed Smith LLP
101 Second Street, 20th Floor
San Francisco, CA 94105
Attn: Donald C. Reinke
Facsimile: 415.391.8269

If to any Holder:	The address set forth on the Company’s records.

9.           Amendments. Any term of this Common Stock Warrant hereunder may be amended, waived or terminated (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, and the Holder.  Any amendment, waiver or termination effected in accordance with this Section 9 shall be binding upon the Company, the Holder and each transferee of the Common Stock Warrants (and of any securities into which this Common Stock Warrant is convertible).

10.           Adjustments.  The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)           Reclassification, etc.  If the Company, at any time while this Common Stock Warrant or any portion thereof is exercisable and remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Common Stock Warrant exist into the same or a different number of securities of any other class or classes, this Common Stock Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Common Stock Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 10.

(b)           Split, Subdivision or Combination of Shares.  If the Company, at any time while this Common Stock Warrant or any portion thereof is exercisable and remains outstanding and unexpired, shall split, subdivide or combine the outstanding shares of Warrant Shares into a different number of shares of Warrant Shares, then (i) in the case of a split or subdivision, the Exercise Price for such securities shall be proportionately decreased and the Warrant Shares issuable upon exercise of this Common Stock Warrant shall be proportionately increased, and (ii) in the case of a combination, the Exercise Price for such Warrant Shares shall be proportionately increased and the securities issuable upon exercise of this Common Stock Warrant shall be proportionately decreased.  If the Warrant Shares are convertible into any other stock or securities of the Company, then if all of the outstanding Warrant Shares should be converted at any time  during the Exercise Period of this Common Stock Warrant into shares of the Company’s Common Stock or other stock or securities of the Company then (i) this Common Stock Warrant immediately shall become exercisable for that number of shares of such stock or securities (subject to further adjustment as herein provided) which would have been received if this Common Stock Warrant had been exercised in full and the Warrant Shares received thereupon had been simultaneously converted immediately prior to such event, (ii) the Exercise Price hereunder shall be appropriately adjusted and (iii) all references herein to Warrant Shares shall be automatically deemed amended to be references to the stock or securities into which the Warrant Shares was converted.

(c)           Adjustments for Dividends in Stock or Other Securities.  If, while this Common Stock Warrant or any portion hereof is exercisable and remains outstanding and unexpired, the holders of Common Stock (or any shares of stock or securities at the time receivable upon exercise of this Common Stock Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, capital stock or any other securities, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing, by way of dividend, then and in each case, Holder shall be entitled to receive upon exercise of this Common Stock Warrant, in addition to the number of shares of the security receivable upon exercise of this Common Stock Warrant, and without payment of any additional consideration therefor, the amount of such capital stock and other securities that the Holder would hold on the date of such exercise had it been the holder of record of such capital stock as of the date on which the holders of capital stock received or became entitled to receive such capital stock or other securities.

(d)           Merger, Consolidation or Sale of Assets.  If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 10) or a merger or consolidation of the Company with or into any other person or entity, or the sale of all or substantially all of the Company’s assets and properties to any other person or entity, then as a part of such reorganization, merger, consolidation or sale, unless this Common Stock Warrant has expired in accordance with the terms set forth in Section 1 above, provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Common Stock Warrant, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of the number of shares of Common Stock issuable upon the exercise of this Common Stock Warrant would have received if this Common Stock Warrant had been exercised immediately prior to such reorganization, merger, consolidation or sale and all references herein to Warrant Shares shall be automatically deemed amended to be references to the shares of stock or other securities or property receivable upon exercise of this Common Stock Warrant; provided, that, as a condition to any merger, consolidation, or sale of substantially all of the assets of the Company, unless this Common Stock Warrant has expired in accordance with the terms set forth in Section 1 above, the Company shall require that the surviving corporation assume in writing the obligations pursuant to this Common Stock Warrant.

(e)           Calculations.  All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 10, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(f)           Notice to Holder.

(i)            Whenever an adjustment is made pursuant to any provision of this Section 10, the Company shall promptly mail to the Holder a notice setting forth such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)           If (A) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Common Stock Warrant Register, at least twenty (20) calendar days prior to the applicable effective date, a notice stating the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(iii)             In the event the Company intends to declare a dividend in cash or other property on its Common Stock, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Common Stock Warrant Register, at least fifteen (15) calendar days prior to the applicable record date, a notice describing the dividend and providing the record date for such dividend.

11.           Early Exercise/Termination. If for a sixty (60) consecutive trading day period the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal (or such other reference reasonably relied upon by the Company if not so published) is greater than or equal to Fifty Percent (50%) above the Exercise Price with at least an average of Fifty Thousand (50,000) shares traded per day (appropriately adjusted for stock splits, combinations, reclassifications and the like) during such period (the “Early Termination  Event”), then on the tenth business day following written notice from the Company notifying Holder of the Early Termination Event, if Holder has not elected to exercise this Warrant for cash pursuant to Section 2(a) above on or prior to such 10th business day, then this Warrant shall be deemed automatically exercised on such 10th business day pursuant to the cashless/net exercise provisions under Section 2(b) above; provided, however, that until Holder has complied with the Warrant delivery and any other obligations under Section 2(d), the Company shall have no obligation to deliver share certificates nor shall any damages begin to accrue for failure to deliver such certificates until Holder’s compliance under Section 2(d).

12.           No Impairment.  The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Common Stock Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

13.           Right of First Refusal.  For a period of the earlier to occur of a Reorganization and one year following the Closing Date (the “RofFR Period”), Holder has the right of first refusal to purchase  Holder’s Pro Rata Share (as defined below), of any “New Securities” (as defined below) that the Company may issue during the RofFR Period at a price below Fair Market Value.  Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Warrant Shares exercised or exercisable under Holder’s Warrants to (b) a number of shares of Common Stock equal to the sum of (1) the total number of shares of Common Stock then outstanding plus (2) the total number of shares of Common Stock into which all then-outstanding Common Stock Equivalents (as defined below) are then convertible. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include (i) the issuance of Common Stock or Common Stock Equivalents upon the conversion or exercise of any securities or rights to acquire securities of the Company or a Subsidiary outstanding on the Closing Date (including any adjustments provided thereunder or any issuances that trigger an adjustment to the number of Warrant Shares hereunder), (ii) the issuance of any Common Stock or Common Stock Equivalents pursuant to any Company equity incentive plan approved by the Company’s stockholders and in place as of the Closing Date, (iii) the issuance of Common Stock or Common Stock Equivalents pursuant to acquisitions of other entities by the Company by merger, purchase of substantially all of the assets or other reorganization,  (iv) the issuance of Common Stock or Common Stock Equivalents in connection with strategic transactions or joint ventures approved by a majority of the disinterested directors of the Company, or (v) the issuance of Common Stock or Common Stock Equivalents in connection with any product sale,  technology license or acquisition, development agreement, or marketing agreement. “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to Holder a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Holder shall have 15 days from the date such Notice is delivered to agree in writing to purchase Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed Holder’s Pro Rata Share).  If Holder fails to so agree in writing within such fifteen-day period to purchase Holder’s full Pro Rata Share of an offering of New Securities, then Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that Holder did not so agree to purchase. In the event that Holder fails to exercise in full the right of first refusal within such fifteen-day period, then the Company shall have one hundred twenty days thereafter to sell the balance of the New Securities on financial terms no less favorable to the investors in question than as set forth in the Notice without having to again offer the New Securities to Holder under the provisions of this Section 13.

14.           Miscellaneous.

(a)           This Common Stock Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof and venue shall be established in the State of Delaware.

(b)           In the event of a dispute with regard to the interpretation of this Common Stock Warrant, the prevailing party may collect the cost of attorney’s fees, litigation expenses or such other expenses as may be incurred in the enforcement of the prevailing party’s rights hereunder.

(c)           This Common Stock Warrant shall be exercisable as provided for herein, except that in the event that the expiration date of this Common Stock Warrant shall fall on a day other than a business day, the expiration date for this Common Stock Warrant shall be extended to 5:00 p.m. Eastern standard time on the first business day following such day.  For all purposes of this Common Stock Warrant, a business day shall mean any day, other than a Saturday or a Sunday, upon which banks are open for business in Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, PATIENT SAFETY TECHNOLOGIES, INC. has caused this Common Stock Warrant to be executed as of the date first above written.

COMPANY:

PATIENT SAFETY TECHNOLOGIES INC.
a Delaware corporation

By:
Steven H. Kane
President and Chief Executive Officer

AGREED AND ACCEPTED:

HOLDER:

CARDINAL HEALTH, INC.

By:

[Print Name]

[Title]

NOTICE OF EXERCISE

To:           PATIENT SAFETY TECHNOLOGIES, INC.

(1)           The undersigned hereby:

☐
elects to purchase __________ shares of Warrant Shares (as defined in the attached Common Stock Warrant) of PATIENT SAFETY TECHNOLOGIES, INC. pursuant to the terms of the attached Common Stock Warrant, and tenders herewith payment of the purchase price for such shares in full; or

☐
elects to exercise the conversion right features under Section 2(b) of the attached Common Stock Warrant with respect to __________ shares of Warrant Shares of PATIENT SAFETY TECHNOLOGIES, INC. pursuant to the terms of such Common Stock Warrant.

(2)           Please issue a certificate or certificates representing said shares of Warrant Shares in the name of the undersigned:

(Name)

(Name)

(3)           Please issue a new Common Stock Warrant for the unexercised portion of the attached Common Stock Warrant in the name of the undersigned:

(Name)

(Date)	(Signature)

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned registered owner of this Common Stock Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Common Stock Warrant, with respect to the number of shares of Warrant Shares (as defined in the this Common Stock Warrant) set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint the Secretary of the Company to make such transfer on the books of PATIENT SAFETY TECHNOLOGIES, INC. maintained for such purpose, with full power of substitution in the premises.

The Assignee represents that it will not offer, sell or otherwise dispose of this Common Stock Warrant or any shares of stock to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

Dated:

Signature of Holder

The undersigned hereby agrees to be bound by the terms of the attached Common Stock Warrant on this __ day of __________, 20__.

ASSIGNEE:

[Name]

By:
Title: